SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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XenoPort, Inc.

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3410 Central Expressway

Santa Clara, California 95051

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 7, 2009

To the Stockholders of XenoPort, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XENOPORT, INC., a Delaware corporation, will be held on Thursday, May 7, 2009 at 9:00 a.m., local time, at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 for the following purposes:

1.	To elect two Class 1 directors to hold office until the 2012 Annual Meeting of Stockholders;

2.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on March 20, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2009 at 9:00 a.m., local time, at the Company’s Offices Located at 3410 Central Expressway, Santa Clara, California 95051

The proxy statement and annual report to stockholders are available at http://www.proxydocs.com/xnpt.

The XenoPort board of directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

GIANNA M. BOSKO

Secretary

Santa Clara, California

April 9, 2009

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. You may also submit your proxy over the Internet or by telephone. Please refer to the information provided with your proxy card or voting instruction form for further information.

3410 Central Expressway

Santa Clara, California 95051

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 7, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the board of directors of XenoPort, Inc. is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 9, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 20, 2009 will be entitled to vote at the annual meeting. On this record date, there were 27,310,111 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on March 20, 2009, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on March 20, 2009, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class 1 directors; and

•	Ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 6, 2009 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/XNPT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 6, 2009 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from XenoPort. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Telephone and Internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 20, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees to the board of directors and “For” the ratification of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 10, 2009, to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 between January 7, 2010 and February 6, 2010, unless the date of our 2010 annual meeting of stockholders is before April 7, 2010 or after June 6, 2010, in which case such proposals shall be submitted no earlier than 120 days prior to the 2010 annual meeting, and no later than the later of (i) 90 days before the 2010 annual meeting of stockholders or (ii) ten days after notice of the date of the 2010 annual meeting is publicly given. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2010 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the board of directors for the 2010 annual meeting of stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which XenoPort has not been provided with timely notice and (ii) any proposal made in accordance with XenoPort’s bylaws, if the 2010 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. For Proposals 1 and 2, broker non-votes have no effect and will not be counted towards the vote total for those proposals.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers and stockholder proposals.

How many votes are needed to approve each proposal?

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For the election of directors, the two Class 1 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. Although stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm is not required, our board of directors is submitting Proposal No. 2 to the stockholders for ratification as a matter of good corporate practice. See Proposal No. 2 for more information regarding stockholder ratification.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 27,310,111 shares outstanding and entitled to vote. Thus, the holders of at least 13,655,056 shares of common stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Will other matters be voted on at the annual meeting?

We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

What proxy materials are available on the Internet?

This proxy statement and our 2008 annual report to stockholders are available at http://www.proxydocs.com/xnpt.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, and with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This applies to vacancies created by an increase in the authorized number of directors.

Our board of directors presently has eight members, and there are no vacancies. There are two directors in Class 1, the class whose term of office expires in 2009. Both Class 1 directors are standing for re-election. Each of the nominees, Catherine J. Friedman and Per G.H. Lofberg, is currently a director of XenoPort who was previously appointed to the board and was recommended for re-election to the board by the nominating and corporate governance committee of the board of directors. Ms. Friedman and Mr. Lofberg were each appointed to the board following their recommendation for election to the board by the nominating and corporate governance committee. If elected at the annual meeting, each of these nominees would serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Cumulative voting is not permitted. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the nominating and corporate governance committee of the board of directors. Each person nominated for election has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unable to serve.

CLASS 1 NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2012 ANNUAL MEETING

Catherine J. Friedman

Catherine J. Friedman, age 48, has been a member of our board of directors since September 2007. Ms. Friedman has been an independent financial consultant serving private and public companies in the life sciences industry since 2006. Prior to that, Ms. Friedman held numerous positions over a 23-year investment banking career with Morgan Stanley & Co., an investment banking company, including Managing Director from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman received a B.A. from Harvard College and an M.B.A. from the University of Virginia Darden School of Business. Ms. Friedman is a member of the board of directors of EnteroMedics Inc., a publicly-traded medical device company focused on obesity management.

Per G.H. Lofberg

Per G.H. Lofberg, age 61, has been a member of our board of directors since July 2008. He has been chairman and a managing director of Pharma Capital Ventures, an investment company, since July 2008. From 2000 to July 2008, Mr. Lofberg was president and chief executive officer of Merck Capital Ventures, LLC, a subsidiary of Merck & Co., Inc., a pharmaceutical company, which invested in companies with technology-based solutions for the pharmaceutical industry. From 1993 to 2000, Mr. Lofberg was chairman of Merck-Medco Managed Care, LLC, a wholly-owned subsidiary of Merck & Co., Inc., and a provider of prescription drug benefit management services. Mr. Lofberg joined Merck-Medco in 1988 as senior executive vice president, a member of the office of the president and a director. Before Merck-Medco, Mr. Lofberg was a partner at The Boston Consulting Group, Inc., a management consulting company, and oversaw the firm’s worldwide health care practice. Mr. Lofberg received an M.S. degree from the Graduate School of Industrial Administration at Carnegie Mellon University and an undergraduate degree from the Stockholm School of Economics in Sweden. Mr. Lofberg is a member of the board of directors of inVentiv Health, Inc., a publicly-traded company providing commercialization services to the global pharmaceutical and life sciences industries.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS 2 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Paul L. Berns

Paul L. Berns, age 42, has been a member of our board of directors since November 2005. In March 2006, he was appointed president, chief executive officer and a member of the board of directors of Allos Therapeutics, Inc., a publicly-traded biopharmaceutical company. From 2002 to 2005, Mr. Berns was chief executive officer, president and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as vice president and general manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. He served as vice president, marketing of BASF Pharmaceuticals-Knoll, a pharmaceutical company, from 2000 to 2001. From 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns received a B.S. from the University of Wisconsin.

John G. Freund, M.D.

John G. Freund, M.D., age 55, has been a member of our board of directors since 1999. He has been a managing director of Skyline Ventures, a venture capital firm specializing in healthcare companies, since 1997. From 1995 to 1997, Dr. Freund was a managing director in the private equity group at Chancellor Capital Management, a private capital investment firm. AMVESCAP plc, an investment services company, acquired Chancellor Capital Management in 1998 and renamed the division INVESCO Private Capital. In 1995, he co-founded Intuitive Surgical, Inc., a medical device company. From 1988 to 1994, he held various positions at Acuson Corp., a maker of ultrasound equipment, most recently as executive vice president. Siemens Corp. acquired Acuson in 2000. Prior to Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners, a venture capital management firm, from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he was a co-founder of the Healthcare Group in the Corporate Finance Department. He received a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Freund is a member of the boards of directors of The New Economy Fund and the SMALLCAP World Fund, both of which are U.S.-registered investment funds, Hansen Medical, Inc., a publicly-traded company specializing in medical robotics, MAKO Surgical Corp., a publicly-traded company that designs and sells an advanced robotic-arm solution, together with proprietary implants, for minimally invasive orthopedic knee procedures, and MAP Pharmaceuticals, Inc., a publicly-traded company developing inhalation-based pharmaceuticals.

Kenneth J. Nussbacher

Kenneth J. Nussbacher, age 56, has been a member of our board of directors since 2000. He has been an Affymetrix fellow since 2000. From 1995 to 2000, Mr. Nussbacher was executive vice president of Affymetrix, Inc., a biotechnology company, and, from 1995 to 1997, he was also chief financial officer of Affymetrix. Prior to joining Affymetrix, Mr. Nussbacher was executive vice president for business and legal affairs of Affymax Research Institute. He received a B.S. from Cooper Union and a J.D. from Duke University.

CLASS 3 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Ronald W. Barrett, Ph.D.

Ronald W. Barrett, Ph.D., age 53, is one of our founders and has served as our chief executive officer since September 2001. He served as our chief scientific officer from 1999 to 2001. Dr. Barrett has been a director since August 1999. From 1989 to 1999, he held various positions at Affymax Research Institute, a company employing combinatorial chemistry and high-throughput target screening for drug discovery, the most recent of which was senior vice president of research. Glaxo Wellcome plc acquired Affymax Research Institute in 1995. Glaxo

Wellcome subsequently merged with SmithKline Beecham plc in 2000 to form GlaxoSmithKline plc, a pharmaceutical company. Prior to Affymax Research Institute, Dr. Barrett was a molecular pharmacologist in the Neuroscience Group at Abbott Laboratories, a healthcare company, from 1986 to 1989. Dr. Barrett received a B.S. from Bucknell University and a Ph.D. in pharmacology from Rutgers University.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 51, has been a member of our board of directors since January 2005. She is chief financial officer of Amyris Biotechnologies, Inc., a company specializing in synthetic biology. Prior to joining Amyris in January 2008, she was executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials, from 1997 to June 2007. Prior to joining Symyx, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation, and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

Wendell Wierenga, Ph.D.

Wendell Wierenga, Ph.D., age 61, has been a member of our board of directors since 2001. He is executive vice president of research and development at Ambit Biosciences, Inc., a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors. Prior to joining Ambit in January 2007, Dr. Wierenga served as executive vice president of research and development at Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases, since September 2003. From 2000 to 2003, Dr. Wierenga was chief executive officer of Syrrx, Inc., a company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company. Pfizer Inc, a research-based pharmaceutical company, acquired Warner Lambert in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University. Dr. Wierenga is a member of the board of directors of Onyx Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company.

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF THE XENOPORT BOARD

As required under The NASDAQ Stock Market LLC, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and XenoPort, our senior management and our independent registered public accounting firm, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Ronald W. Barrett, Ph.D., our chief executive officer.

INFORMATION REGARDING THE XENOPORT BOARD

Our board of directors has adopted a Corporate Governance Policy to ensure that the board has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policy is also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy sets forth the principles that the board will follow with respect to board member responsibilities, board composition and selection, board meetings and involvement of senior management, succession planning and board committees and compensation. The Corporate Governance Policy was adopted by the board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy may be viewed on our website at www.XenoPort.com under the section entitled “Investor Relations/Corporate Governance.”

During 2008, our board of directors held seven meetings, including telephone conference meetings, and acted by unanimous consent seven times. All directors attended at least 80% of the aggregate of the meetings of the board and of the committees on which they served, held during the period for which they were a director or a committee member, respectively. As required under applicable Nasdaq listing standards, in fiscal 2008, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the board at our annual meetings of stockholders, directors are encouraged to attend the annual meeting of XenoPort stockholders. Dr. Barrett, Mr. Berns, Ms. Friedman and Mr. Nussbacher attended the 2008 annual meeting of stockholders in person or via telephonic conference.

COMMITTEES OF THE BOARD

Our board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for 2008 for each of the board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Paul L. Berns (1)	—		X	*	X
John G. Freund, M.D. (1)(2)	X		—		X	*
Catherine J. Friedman (1)	X		—		X
Jeryl L. Hilleman	X	*	—		—
Per G.H. Lofberg (3)	—		X		—
Kenneth J. Nussbacher (4)	—		X		X
Gary D. Tollefson, M.D., Ph.D. (5)	—		—		X
Wendell Wierenga, Ph.D.	—		X		—

Total meetings in 2008	6		7		2
Total actions by unanimous consent in 2008	1		3		—

*	Committee Chairperson
(1)	Mr. Berns, Dr. Freund and Ms. Friedman were appointed to the nominating and corporate governance committee on July 30, 2008; Dr. Freund has served as the chairperson of the nominating and corporate governance committee since July 30, 2008.
(2)	Dr. Freund has served as the lead independent director of the board since July 30, 2008.
(3)	Mr. Lofberg was appointed to the board and the compensation committee on July 30, 2008.
(4)	Mr. Nussbacher served as the lead independent director of the board, as the chairperson and member of the nominating and corporate governance committee and as a member of the compensation committee until July 30, 2008.
(5)	Dr. Tollefson served as a member of the board and the nominating and corporate governance committee until March 31, 2009.

Below is a description of each committee of our board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to XenoPort.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting practices. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible audit, audit-related and non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; reviews and approves or rejects transactions between the company and any related persons; establishes procedures, as required under applicable law, for the retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is currently comprised of three directors: Dr. Freund, Ms. Friedman and Ms. Hilleman. Ms. Hilleman serves as the chairperson of the audit committee. The board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our board has also determined that Ms. Hilleman is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission, or SEC, rules and satisfies the financial sophistication requirements of the Nasdaq listing standards. The board made a qualitative assessment of Ms. Hilleman’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

During 2008, the audit committee met six times and acted by unanimous consent once. The audit committee is governed by a written audit committee charter. The audit committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investor Relations/Corporate Governance.”

Report of the Audit Committee of the Board of Directors1

The audit committee of the board of directors of XenoPort, Inc. oversees the company’s corporate accounting and financial reporting practices on behalf of the board of directors, including: (a) general oversight of the financial reporting process of the company; (b) monitoring the quality and integrity of the company’s financial statements and systems of internal accounting and financial controls; (c) compliance with legal and regulatory requirements related to the preparation and external audit of the company’s financial statements; and

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(d) the selection, evaluation and retention of the company’s independent registered public accounting firm. Each of the members of the audit committee is independent as defined under the listing standards of The NASDAQ Stock Market LLC and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

The audit committee is governed by a written charter approved by the board of directors. XenoPort management has primary responsibility for preparing the company’s financial statements, ensuring the integrity of such data and establishing the financial reporting process, including the company’s systems of internal controls. Ernst & Young LLP, XenoPort’s independent registered public accounting firm, is responsible for performing an audit of the company’s annual financial statements and expressing an opinion as to the fair presentation of the financial statements in conformity with accounting principles generally accepted in the Unites States, and reviewing the company’s unaudited interim financial statements. The audit committee’s responsibility is to oversee and review these processes.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2008 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed with XenoPort’s independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters set forth in Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has discussed with XenoPort’s independent registered public accounting firm its independence from management and the company and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The audit committee discussed with XenoPort’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its considerations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee approved all audit, audit-related and non-audit services provided by XenoPort’s independent registered public accounting firm. The audit committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The audit committee has not approved any services by the independent registered public accounting firm that are related to financial information systems design and implementation or strategic tax planning services.

During fiscal year 2008, the audit committee held six meetings and acted by unanimous consent once. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee and the board have also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jeryl L. Hilleman (Chairperson)

John G. Freund, M.D.

Catherine J. Friedman

Compensation Committee

The compensation committee reviews and approves the overall compensation strategy and policies for the company. The compensation committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; evaluates and recommends to the board for approval the compensation plans and programs advisable for the company; establishes policies with respect to equity compensation arrangements; reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and other compensatory arrangements for our executive officers; evaluates and recommends to the board for approval the compensation and other terms of employment for our chief executive officer; evaluates, determines and approves the compensation and other terms of employment for our other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, bonus plans, deferred compensation plans and other similar programs. The compensation committee also reviews with management the company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and approved new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines and recommends to the board for approval any adjustments to his compensation as well as awards to be granted. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

During the past fiscal year, the compensation committee engaged Frederic W. Cook & Co., Inc. as compensation consultants. The compensation committee requested that Frederic W. Cook & Co., Inc. evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals and assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy. As part of its engagement, Frederic W. Cook & Co., Inc. was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The specific determinations of the compensation committee with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board to grant stock awards under the company’s equity incentive plans. In addition, the board of directors delegated authority to our chief executive officer to grant, without any further action required by the compensation committee, stock options and stock awards in connection with the hiring of employees who are not officers of the company. The purpose of this delegation of authority is to enhance the flexibility of stock award administration within the company and to facilitate the timely grant of options and stock awards to new non-management employees within specified limits approved by the compensation committee. In particular, for 2008, our chief executive officer could grant options or stock awards to acquire up to an aggregate of 500,000 shares. During 2008, our chief executive officer exercised his authority to grant options to purchase an aggregate of 120,750 shares and restricted stock unit awards for an aggregate of 54,425 shares to newly hired non-officer employees. For 2009, our chief executive officer may grant options or stock awards to acquire up to an aggregate of 300,000 shares.

The compensation committee is currently comprised of three directors: Messrs. Berns and Lofberg and Dr. Wierenga. Mr. Berns serves as the chairperson of the compensation committee. All members of the compensation committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The compensation committee met seven times, and acted by unanimous consent three times, during 2008. The compensation committee is governed by a written compensation committee charter. The compensation committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investor Relations/Corporate Governance.”

Compensation Committee Report2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into XenoPort’s Annual Report on Form 10-K for the fiscal year ended 2008.

Respectfully submitted,

The Compensation Committee of the Board of

Directors

Paul L. Berns (Chairperson)

Per G.H. Lofberg

Wendell Wierenga, Ph.D.

Compensation Committee Interlocks and Insider Participation

As noted above, our compensation committee consists of Messrs. Berns and Lofberg and Dr. Wierenga, and Mr. Nussbacher served on our compensation committee until July 30, 2008. None of the members of our compensation committee has at any time been an officer or employee of XenoPort. No interlocking relationship exists between our board or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for: overseeing all aspects of our corporate governance functions on behalf of the board; making recommendations to the board regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board; monitoring the size of the board; recommending candidates to the board and making such other

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

recommendations to the board regarding affairs relating to our directors, including director compensation; assessing the performance of our board and its committees and of individual directors; reviewing and assessing our corporate governance principles; and overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting and financial matters, which are delegated to the audit committee.

Because XenoPort is an emerging biopharmaceutical company with evolving and expanding research and clinical programs, the board of directors does not believe that it is appropriate to adopt, and the nominating and corporate governance committee has not adopted, a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the nominating and corporate governance committee will generally consider all of the relevant qualifications of board candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board and the company. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review, prior to nominating such directors for another term, such directors’ overall service to XenoPort during their term. The nominating and corporate governance committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.

The nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected.

The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. We have, from time to time, engaged an executive search firm to assist the nominating and corporate governance committee in identifying and recruiting potential candidates for membership on the board.

The nominating and corporate governance committee is currently comprised of three directors: Mr. Berns, Dr. Freund and Ms. Friedman. Dr. Freund serves as chairperson of the nominating and corporate governance committee. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The nominating and corporate governance committee met two times during 2008. The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter. The nominating and corporate governance committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investor Relations/Corporate Governance.”

STOCKHOLDER COMMUNICATIONS WITH THE XENOPORT BOARD

To date, we have not adopted a formal process for stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. However, the nominating and corporate governance committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the board has become necessary or appropriate and, if adopted, will publish such policy promptly on our website. Stockholders may send communications to the board of directors by mail to 3410 Central Expressway, Santa Clara, California 95051, by facsimile at (408) 616-7211 or by e-mail at ir@XenoPort.com, each of the foregoing sent “Attn: Board of Directors.”

CODE OF ETHICS

We have adopted the XenoPort, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. Our Code of Business Conduct and Ethics is available on our website at www.XenoPort.com under the section entitled “Investor Relations/Corporate Governance.” Stockholders may request a free copy of the code by submitting a written request to XenoPort, Inc., Attention: Investor Relations, 3410 Central Expressway, Santa Clara, California 95051. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the board of directors has further directed that management submit the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as XenoPort’s independent registered public accounting firm since the company’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XenoPort and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of our 2008 financial statements, we entered into an engagement letter with Ernst & Young LLP, our independent registered public accounting firm, which sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for the company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed or billable to XenoPort for the fiscal years ended December 31, 2008 and 2007 by Ernst & Young LLP, XenoPort’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2008	2007
Audit fees	$860,783	$579,946
Audit-related fees	—	—
Tax fees	—	$30,000
All other fees	$2,500	$2,500

Total fees	$863,283	$612,446

Audit Fees: Consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the Securities and Exchange Commission and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During the fiscal year ended December 31, 2008, fees of $205,900 were billed in connection with our Registration Statement on Form S-3 and our follow-on registered direct public offering.

Audit-Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2008 and 2007, Ernst & Young LLP did not provide any audit-related services to XenoPort.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. During the fiscal year ended December 31, 2007, these services related to the preparation of federal and state income tax returns.

All Other Fees: Consists of fees for products and services other than the services described above. During the fiscal years ended December 31, 2008 and 2007, all other fees related to the provision of access to a web-based accounting tool.

All fees described above for 2008 and 2007 were pre-approved by the audit committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Since our initial public offering in June 2005, our audit committee has pre-approved all audit and permissible non-audit services by Ernst & Young LLP, XenoPort’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 1, 2009 by: (i) each director and each nominee for director; (ii) each of the officers named in the Summary Compensation Table (our “named executive officers”); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner(2)	Number of Shares	Percent of Total
Directors and Named Executive Officers:
Ronald W. Barrett (3)	498,203	1.8%
William G. Harris (4)	143,843	*
William J. Rieflin (5)	333,288	1.2%
Vincent J. Angotti (6)	2,219	*
David R. Savello (7)	106,096	*
Paul L. Berns (8)	34,583	*
John G. Freund (9)	1,117,368	4.1%
Catherine J. Friedman (10)	16,883	*
Jeryl L. Hilleman (11)	54,999	*
Per G.H. Lofberg (12)	15,951	*
Kenneth J. Nussbacher (13)	71,665	*
Gary D. Tollefson (14)	48,818	*
Wendell Wierenga (15)	42,331	*

5% Stockholders:
Entities Affiliated with FMR LLC (16)	3,001,654	11.0%
82 Devonshire Street
Boston, MA 02109
Sectoral Asset Management Inc. (17)	2,542,989	9.3%
2120-1000 Sherbrooke St.
West Montreal, PQ H3A 3G4
Canada
T. Rowe Price Associates, Inc. (18)	2,489,636	9.1%
100 E. Pratt Street
Baltimore, MD 21202
Entities Affiliated with Maverick Capital, Ltd. (19)	1,629,662	5.9%
300 Crescent Court, 18th Floor
Dallas, TX 75201
Entities Affiliated with Venrock Associates (20)	1,565,455	5.7%
30 Rockefeller Plaza, Room 5508
New York, NY 10112
Entities Affiliated with Barclays Global Investors, NA (21)	1,410,036	5.2%
400 Howard Street
San Francisco, CA 94105
All executive officers and directors as a group (16 persons) (22)	2,849,766	10.0%

*	Less than one percent.
(1)

This table is based upon information supplied by officers and directors and upon information gathered by XenoPort about principal stockholders known to the company based on Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,285,656 shares outstanding on February 1, 2009, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to restricted stock units vesting, stock options exercisable or warrants exercisable within 60 days after February 1, 2009 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such restricted stock units, options or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o XenoPort, Inc., 3410 Central Expressway, Santa Clara, California 95051.
(3)	Includes 69,596 shares held in a family trust for which Dr. Barrett and his spouse are trustees and 40,000 shares held by the Ronald Barrett 2008 Grantor Retained Annuity Trust Dtd 11/25/2008. Includes an aggregate of 1,666 shares held by Dr. Barrett’s children and 40,000 shares held by Dr. Barrett’s spouse, Sharon Barrett, as Trustee of the Sharon Barrett 2008 Grantor Retained Annuity Trust Dtd 11/25/2008. Also includes 331,244 shares Dr. Barrett has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options and the vesting of restricted stock units.
(4)	Includes 110,935 shares that Mr. Harris has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options and the vesting of restricted stock units.
(5)	Includes 174,608 shares held in a family trust for which Mr. Rieflin and his spouse are trustees, 75,000 shares held by the 2008 William J. Rieflin Grantor Retained Annuity Trust Dtd 12/16/08, 396 shares representing Mr. Rieflin’s potential beneficial ownership as a limited partner in Skyline Venture Partners II, L.P. and 49 shares representing Mr. Rieflin’s potential beneficial ownership as a limited partner in Skyline Venture Partners V, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management II, L.L.C., which is the sole general partner of Skyline Venture Partners II, L.P., and Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P. Also includes 68,507 shares that Mr. Rieflin has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options and the vesting of restricted stock units.
(6)	Includes 1,167 shares that Mr. Angotti has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(7)	Includes 89,044 shares that Dr. Savello has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options and the vesting of restricted stock units.
(8)	Represents shares that Mr. Berns has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(9)	Includes 47,269 shares held by Skyline Venture Partners II, L.P., 550,662 shares held by Skyline Venture Partners Qualified Purchasers Fund II, L.P., 103,377 shares held by Skyline Expansion Fund, L.P., 3,100 shares held by Skyline Venture Management II, L.L.C., ten shares held by Skyline Venture Partners III, L.P., 403 shares held by Skyline Venture Partners Qualified Purchasers Fund III, L.P., 103 shares held by Skyline Venture Management III, L.L.C. and 353,333 shares held by Skyline Venture Partners V, L.P. Dr. Freund is: a managing director of Skyline Venture Management II, L.L.C., which is the sole general partner of Skyline Venture Partners II, L.P. and Skyline Venture Partners Qualified Purchasers Fund II, L.P.; a managing member of Skyline Expansion Fund Management, L.L.C., which is the sole general partner of Skyline Expansion Fund, L.P.; a managing member of Skyline Venture Management III, L.L.C., which is the sole general partner of Skyline Venture Partners III, L.P. and Skyline Venture Partners Qualified Purchasers Fund III, L.P.; and a managing member of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P., and has shared voting and investment power over the shares held by the Skyline funds; however, he disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate partnership interest therein. Also includes 3,645 shares held by the Paul Brooke 1989 Insurance Trust of which Dr. Freund is a trustee, 3,080 shares held by Dr. Freund as custodian for his two sons, 10,133 shares owned by a retirement account of which Dr. Freund is the beneficiary, 1,200 shares held in a family trust for which Dr. Freund and his spouse are trustees and 38,333 shares that Dr. Freund has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(10)	Includes 14,583 shares that Ms. Friedman has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.

(11)	Represents shares Ms. Hilleman has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(12)	Includes 15,945 shares representing Mr. Lofberg’s potential beneficial ownership as a limited partner in Skyline Venture Partners Qualified Purchaser Fund II, L.P. and six shares representing Mr. Lofberg’s potential beneficial ownership as a limited partner in Skyline Venture Partners Qualified Purchaser Fund III, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management II, L.L.C., which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund II, L.P., and Skyline Venture Management III, L.L.C., which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P.
(13)	Includes 33,332 shares held in a family trust for which Mr. Nussbacher and his spouse are trustees. Also includes 38,333 shares that Mr. Nussbacher has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(14)	Includes 47,083 shares that Dr. Tollefson has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options. Dr. Tollefson served as a member of the board until March 31, 2009.
(15)	Includes 38,333 shares that Dr. Wierenga has the right to acquire within 60 days of February 1, 2009 through the exercise of stock options.
(16)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 17, 2009, Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares as a result of acting as an investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and its funds, each has sole dispositive power with respect to 3,001,654 shares and FMR LLC has sole voting power with respect to 3,300 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.
(17)	Based on the information contained in Schedule 13G/A filed with the SEC on February 13, 2009, Sectoral Asset Management Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to 2,542,989 shares and sole voting power with respect to 2,427,689 shares. Jérôme G. Pfund and Michael L. Sjöström, together, hold a majority of shares of Sectoral Asset Management Inc. Sectoral Asset Management, Inc. and Messrs. Pfund and Sjöström disclaim beneficial ownership of the shares held by Sectoral Asset Management Inc. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.
(18)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2009, T. Rowe Price Associates, Inc. (“Price Associates”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to 2,489,636 shares and sole voting power with respect to 435,784 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.
(19)

Based on the information contained in a Schedule 13G filed with the SEC on February 17, 2009, Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares held by various individuals and institutional investors through the investment discretion it exercises over such accounts. Also includes 212,562 shares issuable pursuant to warrants exercisable within 60 days of February 1, 2009. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital

Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. The Schedule 13G filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.

(20)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 17, 2009, includes 410,823 shares held by Venrock Associates, 591,136 shares held by Venrock Associates II, L.P., 20,274 shares held by Venrock Entrepreneurs Fund, L.P., 396,989 shares held by Venrock Healthcare Capital Partners, L.P. and 75,378 shares held by VHCP Co-Investment Holdings, LLC. Also includes shares issuable pursuant to warrants exercisable within 60 days of February 1, 2009 as follows: 59,548 by Venrock Healthcare Capital Partners, L.P. and 11,307 by VHCP Co-Investment Holdings, LLC. Each of the entities has shared dispositive and voting power of the shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.
(21)	Based on the information contained in a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA, has sole dispositive power with respect to 508,368 shares and sole voting power with respect to 419,120 shares, and Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive and voting power with respect to 901,668 shares. The Schedule 13G filed by the reporting persons provides information only as of December 31, 2008, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2008 and February 1, 2009.
(22)	Includes shares beneficially owned by our directors and the named executive officers as described in notes (3) through (15), and includes 230,024 shares issuable upon the vesting of restricted stock units, or the exercise of options that are exercisable, within 60 days of February 1, 2009, held by other executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that: (i) a Form 4 filed in April 2007 for Dr. Freund incorrectly reflected 245 shares held by Skyline Expansion Fund Management, LLC, and the correct holdings for Dr. Freund were reflected in a Form 4 filed in March 2008; (ii) two Forms 4 were filed late for Kenneth C. Cundy, Ph.D., our senior vice president of preclinical development, one covering the sale of 1,000 shares pursuant to Dr. Cundy’s 10b5-1 trading plan in April 2008 and one covering the exercise of an option of 651 shares and the sale of 1,000 shares pursuant to Dr. Cundy’s 10b5-1 trading plan in June 2008; (iii) two Forms 4 were filed late for Mark A. Gallop, Ph.D., our senior vice president of research, each covering the sale of 3,000 shares pursuant to Dr. Gallop’s 10b5-1 trading plan in June 2008 and in August 2008, respectively; (iv) a Form 4 was filed late for Mr. Harris covering the sale of 1,000 shares pursuant to Mr. Harris’ 10b5-1 trading plan in June 2008; and (v) a Form 3 and a Form 4 were filed late for Mr. Lofberg in connection with his appointment to our board of directors and Mr. Lofberg’s initial stock option grant of 25,000 shares upon such appointment.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goals of XenoPort’s executive compensation program are to align compensation with individual and corporate objectives and performance, to enable the company to attract and retain executive officers and other key employees who contribute to the company’s long-term success, to motivate the company’s executive officers and other key employees to focus on the achievement of annual and long-term performance goals and to establish an appropriate relationship between executive compensation and the creation of stockholder value. Specifically, XenoPort has created a compensation program that combines cash and stock-based compensation components to reward the achievement of specific annual, long-term and strategic goals by the company, in the proportions that the company believes are most appropriate to motivate and reward its executive officers and other key employees for achieving these goals. The company’s executive compensation program not only aims to be competitive in its industry, but also aims to be fair relative to: (i) compensation paid to other professionals across the company; (ii) XenoPort’s long-term performance; and (iii) the value XenoPort delivers to its stockholders.

As discussed in further detail below, XenoPort’s executive compensation program for 2008 consisted of, and was intended to strike a balance among, the following three principal components:

•

Base Salary. Salary for each of the company’s executive officers was based principally on an assessment of the executive officer’s current salary relative to individual performance and responsibilities and peer company pay levels.

•	Corporate Bonus Plan. Annual bonuses were awarded to the company’s executive officers based on the achievement of individual and company-wide performance objectives.

•

Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, were designed to ensure that incentive compensation is linked to the company’s long-term performance and to align its executive officers’ performance objectives with the interests of its stockholders.

The compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, commensurate with the company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a greater component of overall cash compensation for executive officers compared to other employees should be performance-based.

Role of the Compensation Committee in Setting Executive Compensation

The compensation committee is responsible for evaluating the performance of XenoPort’s chief executive officer, recommending to the board for approval the chief executive officer’s compensation and reviewing and approving the compensation for XenoPort’s other executive officers. To date, all decisions by the compensation committee relating to the compensation of XenoPort’s other executive officers have been reviewed by the board of directors as well. Our chief executive officer has the authority and responsibility to establish and approve cash compensation for all XenoPort employees other than XenoPort executive officers, which we consider to be employees at the senior vice president level or above.

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and reviewed and approved a list of specific corporate goals for a one-year performance period that runs from January 1 through December 31 at multiple meetings held during the fourth quarter of the performance period and the first quarter of the ensuing year. Individual goals and objectives are established for the performance period and are based on the company’s operational goals. At the end of the performance cycle, corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals were met, and each executive’s performance is evaluated by reviewing his/her accomplishment of individual performance objectives and overall contributions to the company. The results, combined with comparative compensation data, are then used to determine appropriate compensation levels. In addition, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current performance period. For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of Dr. Barrett, XenoPort’s chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and Dr. Barrett does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board to grant stock awards under the company’s equity incentive plans. Since 2005, the board of directors has delegated authority to our chief executive officer to grant, without any further action required by the compensation committee, stock options and stock unit awards in connection with the hiring of employees who are not officers of the company. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the company and to facilitate the timely grant of stock awards to new non-management employees within specified limits approved by the compensation committee. In particular, for 2008, our chief executive officer’s delegated authority was limited to a maximum aggregate of 500,000 shares that he could grant in stock awards to non-officer new employees. During 2008, our chief executive officer exercised his authority to grant stock awards covering an aggregate of 175,175 shares of common stock (consisting of stock options to purchase an aggregate of 120,750 shares and restricted stock unit awards covering 54,425 shares) to newly hired non-officer employees.

The compensation committee engaged Frederic W. Cook & Co., Inc. as compensation consultants for the 2008 review process. The compensation committee requested that Frederic W. Cook & Co., Inc. evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals and assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy.

Benchmarking of Cash and Long-Term Incentive Compensation

The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To this end, as part of its engagement, Frederic W. Cook & Co., Inc. was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The benchmarking report provided by Frederic W. Cook & Co., Inc. reviewed base salary, annual bonus, long-term incentives and equity compensation data, as well as certain financial data, from the following 17 comparable, publicly-held companies:

• Acorda Therapeutics, Inc.	• Incyte Corporation	• Regeneron Pharmaceuticals, Inc.

• Alkermes, Inc.	• InterMune, Inc.	• Rigel Pharmaceuticals, Inc.

• Alnylam Pharmaceuticals, Inc.	• Medarex, Inc.	• Seattle Genetics, Inc.

• BioMarin Pharmaceutical Inc.	• Onyx Pharmaceuticals, Inc.	• Theravance, Inc.

• Exelixis, Inc.	• OSI Pharmaceuticals, Inc.	• United Therapeutics Corporation

• Human Genome Sciences, Inc.	• Pain Therapeutics, Inc.

These companies were chosen for inclusion in the report by the compensation committee as a representative industry group most similar to XenoPort based on locale, their size (e.g., number of employees and/or recent equity market capitalization), stage of development (most have later-stage product candidates in development or early commercialized products) and certain business characteristics similar to the company, including revenues, net income and total assets. In addition to benchmarking data, the compensation committee has historically taken into account input from other sources, including input from other independent members of the board and publicly-available data relating to the compensation practices and policies of other companies within and outside of the life sciences industry. Under our pay-for-performance compensation philosophy, we target base salaries at the 50th percentile of pay practices of our representative industry group and then provide the opportunity to achieve overall cash compensation, when targeted levels of performance are achieved or exceeded, which is in the third quartile of pay practices of our representative industry group. As a result, Frederic W. Cook & Co., Inc. suggested that the compensation committee consider: (i) limited increases to adjust and manage base salaries for certain XenoPort executive officers within a competitive range of market median levels for XenoPort’s peer group; (ii) increasing annual target bonus opportunities for executive officers to remain competitive among XenoPort’s peer group; and (iii) equity incentive grants for executive officers and other key employees to strengthen the link between pay and performance and to reward the attainment of annual financial and/or operational goals and key milestones in support of long-term stockholder value creation. Frederic W. Cook & Co., Inc. also suggested that the compensation committee continue to utilize long-term incentive awards through grants of stock options and restricted stock unit awards to align the interests of XenoPort’s executive officers with those of its stockholders. The compensation committee realizes that benchmarking the company’s executive compensation program against compensation earned at comparable companies may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the company’s business and objectives that may be unique to the company; however, the compensation committee generally believes that gathering this information is an important part of its decision-making process with respect to the company’s executive compensation program.

Executive Compensation Program

XenoPort’s executive compensation program consists of three principal components: base salary, annual cash bonuses and long-term incentive compensation. XenoPort also provides its executive officers with certain severance and change-in-control benefits. Finally, XenoPort offers to its executive officers participation (with all other eligible employees) in the company’s 401(k) Plan, employee stock purchase plan and certain other benefits available generally to the company’s employees.

Base Salary. In setting or adjusting base salaries for 2008, the compensation committee assessed each executive officer’s current salary against a number of factors, including corporate and individual performance during 2007; his or her tenure, experience, skills and responsibilities; his or her pay level compared to the company’s other executive officers; base salary benchmarking against comparable companies, which suggested that annual cash compensation was inconsistent with benchmark data for certain executive officers; as well as the company’s general financial position and strength. As noted above, the compensation committee also considers the performance assessments and recommendations made by Dr. Barrett in setting or adjusting base salaries for the company’s other executive officers. The compensation committee neither based its considerations on any single factor nor did it specifically assign relative weights to factors, but rather considered a mix of factors and evaluated individual salaries against that mix. In January 2009, the board, upon recommendation of the compensation committee, set base salaries for XenoPort’s executive officers for 2009 based on substantially similar criteria. Base salary increases, if any, normally take effect retroactively on January 1 of each year.

Corporate Bonus Plan. The XenoPort, Inc. Corporate Bonus Plan provides an annual cash bonus award program to reward executive officers and certain other employees for attaining company-wide and individual performance objectives. All XenoPort employees holding a position with the company that is covered by the Corporate Bonus Plan as determined by the compensation committee from time to time in its discretion (which currently includes all positions at the associate director level and above) are eligible to participate in the Corporate Bonus Plan for each performance year subject to certain exceptions. Target bonus awards, calculated as a percentage of base salary, are determined and communicated to eligible employees annually. The chief executive officer determines target bonus awards for non-executive officer employees, and the compensation committee determines (subject to approval by the board) target bonus awards for all executive officers, including the chief executive officer. Commensurate with XenoPort’s philosophy of establishing a link between compensation and corporate performance, bonuses represent a greater component of overall cash compensation for executive officers as compared to other employees due to the greater potential impact of executive officers on overall corporate performance.

At the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing an individual’s performance are developed by the company in consultation with the participant. For non-executive officer employees, the individual bonus criteria for such participants must be approved by the chief executive officer. For executive officers (other than the chief executive officer), the individual bonus criteria for such participants must be approved by the compensation committee, in consultation with the chief executive officer. For the chief executive officer, the individual bonus criteria must be approved by the compensation committee and the board. Also, at the beginning of each performance year period under the Corporate Bonus Plan, the criteria for assessing the company’s corporate performance are: (i) developed by the chief executive officer in consultation with management; (ii) reviewed and approved by the compensation committee; (iii) approved by the board; and (iv) communicated to the participants.

After the end of each Corporate Bonus Plan performance year period, individual performance is evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the year. For non-executive officer employees, the chief executive officer assesses the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and approves an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. For executive officers (other than the chief executive officer), the compensation committee assesses, in consultation with the chief executive officer, the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and approves an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. For the chief executive officer, the compensation committee assesses the extent to which individual bonus criteria have been met, identifies any unplanned achievements that have been accomplished and recommends to the board for approval an overall percentage of weighted goals achieved with respect to the individual component of the Corporate Bonus Plan. Also after the end of each Corporate Bonus Plan performance year period, the compensation committee assesses the extent to which corporate goals and objectives have been met, identifies any unplanned achievements that have been accomplished and recommends to the board for approval an overall percentage of weighted goals achieved with respect to the corporate component of the Corporate Bonus Plan. This percentage of corporate goal achievement, together with the percentage of achievement for the individual component, are then used to calculate bonus payouts for individuals who participate in the Corporate Bonus Plan.

The company must achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. The compensation committee and the board have discretion in determining whether such threshold has been achieved. In addition, the compensation committee, in its discretion, may determine to grant an award under the Corporate Bonus Plan even though certain individual bonus criteria or corporate objectives are not met. Actual bonus payouts can range from 0 to 1.5 multiplied by the target bonus awards, based on individual and company performance. Following are the weightings of the individual and company corporate performance components used for participants in determining the actual bonus award amounts:

Position	Weighting of Company’s Performance Against Corporate Goals	Weighting of Individual Performance
Chief Executive Officer	75%	25%
President	65%	35%
Senior Vice President	50%	50%
Vice President	50%	50%
Below Vice President	40%	60%

For 2008, the company’s corporate bonus component depended on the achievement of various weighted performance objectives. These corporate performance objectives were divided into four primary categories: (i) preclinical and clinical development milestones and objectives for the company’s most advanced product candidates; (ii) research and development objectives with respect to the company’s research pipeline; (iii) business development objectives; and (iv) internal business and financial objectives. The business development and financial objectives included collaboration and licensing goals and achievement of certain working capital, committed funding and cash burn targets. Individual performance objectives were then established for each executive officer in consultation with Dr. Barrett based on the corporate performance objectives relevant to his principal business unit. The individual performance objectives for Dr. Barrett were based on the overall corporate objectives, and the individual performance component of the bonus awarded to Dr. Barrett for 2008 was based on the compensation committee’s subjective assessments of Dr. Barrett’s role in helping to achieve the company-wide performance objectives and overall corporate goals.

For 2008, except for the chief commercialization officer and the chief medical officer, each executive officer was assigned a target bonus ranging from 30% to 50% of his base salary, which would be earned by the officer upon achievement of his respective performance target at the 100% level. Performance below 100% of target could result in a reduced bonus or no bonus. Performance above target, on the other hand, could result in bonuses above the target bonus level. As new employees hired during 2008, pursuant to the terms of their respective offer letters, each of the chief commercialization officer and the chief medical officer were assigned target bonuses of 40% and 30%, respectively, of their base salary, which would be earned based entirely on the performance of the company against its 2008 corporate goals. The compensation committee also retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance objectives were established. The target bonuses for each of the named executive officers in 2008 are set forth in the table captioned “2008 Grants of Plan-Based Awards Table.”

Until 2009, the company paid all annual bonus awards under the Corporate Bonus Plan in the form of cash payments. In January 2009, the board approved, upon the recommendation of the compensation committee, the cash bonus awards under the Corporate Bonus Plan for the 2008 performance period for the company’s executive officers. However, in light of the current economic environment and consistent with the company’s efforts to preserve cash, the board also approved, upon the recommendation of the compensation committee, and the company’s executives agreed, that such bonus awards under the Corporate Bonus Plan for the 2008 performance period would be paid in restricted stock units pursuant to the company’s 2005 Equity Incentive Plan and not in cash. The restricted stock units granted in lieu of cash bonus payments were immediately vested, settled in stock and granted at $26.97 per share based on the closing trading price of the company’s common stock on the Nasdaq Global Select Market on the date of grant. The dollar value of the bonuses awarded in 2009 to the named executive officers under the Corporate Bonus Plan for the 2008 performance period (paid out as restricted stock units under the 2005 Equity Incentive Plan) are set forth in the section entitled “Executive Compensation – Summary Compensation Table.”

The compensation committee believes that maintaining bonus compensation as a percentage of base salary is an appropriate means to reward an executive officer for achieving specific goals. The company establishes performance goals intended to reflect tasks beyond those that should be reasonably expected of an executive officer during the particular calendar year and which, if attained, justify the payment of additional compensation. Having a significant portion of an executive’s compensation contingent upon individual and company-wide performance aligns with the company’s philosophy that pay-for-performance programs attract, motivate and retain executive officers who contribute to the company’s long-term success and related stockholder value creation.

XenoPort has not historically paid automatic or guaranteed bonuses to its executive officers. However, the company has from time to time paid signing or promotion bonuses in connection with the initial hiring or appointment of an executive officer, or a change in a person’s position or responsibilities with the company. No such bonuses were paid to the named executive officers in 2008 except for Mr. Angotti, the company’s senior vice president, chief commercialization officer, who, pursuant to the terms of his offer letter, received a sign-on bonus of $50,000, and Mr. Angotti is eligible for a retention bonus of $30,000 to be paid on the first anniversary of his employment start date. If Mr. Angotti voluntarily terminates his employment prior to May 1, 2009, he will return 100% of the sign-on bonus.

Long-Term Incentive Compensation. XenoPort believes that long-term incentive compensation, in the form of stock options and restricted stock units awards, allows the executive officers to share in any appreciation in the value of XenoPort’s common stock and aligns the incentives of the company’s executive officers with the interests of its stockholders and with its long-term success. For 2008, the company’s long-term compensation program consisted of stock awards, comprising grants of stock options and restricted stock units, each carrying service-based vesting conditions. XenoPort grants stock awards to its executive officers through the 2005 Equity Incentive Plan, which was established to provide the company’s employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance. Under the 2005 Equity Incentive Plan, initial grants of stock awards are generally made to eligible employees in connection with their commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options granted under the 2005 Equity Incentive Plan are subject to service-based vesting conditions, generally over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted under the 2005 Equity Incentive Plan is equal to the market price on the date of grant. Restricted stock units granted under the 2005 Equity Incentive Plan are also subject to service-based vesting conditions, generally vesting annually over a four-year period from the date of grant.

In addition, XenoPort granted new employee inducement stock awards in connection with the hiring of the company’s chief commercialization officer and chief medical officer. The inducement stock awards were granted outside of the 2005 Equity Incentive Plan, approved by the independent members of the board of directors and granted as an inducement material to the executive officer’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). Like awards granted under the 2005 Equity Incentive Plan, the new employee inducement stock awards each carry service-based vesting conditions and are used to provide the company’s new employees with an opportunity to participate, along with the company’s other stockholders, in the company’s long-term performance. Stock options granted as new employee inducement stock awards vest over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted as new employee inducement stock awards is equal to the market price on the date of grant. Restricted stock units granted as new employee inducement stock awards are also subject to service-based vesting conditions, generally vesting annually over a four-year period from the date of grant.

The guidelines for the number of stock awards for each participant under the 2005 Equity Incentive Plan and outside the 2005 Equity Incentive Plan for new hires are generally determined by several factors, including functional responsibility, salary and performance levels of each participant. In recommending to the board stock awards for the executive officers, the compensation committee considers individual performance, overall contribution to the company, internal pay equity, officer retention, the number of unvested stock options and stock units held by the executive officer and the total number of stock awards to be awarded. As noted above, the compensation committee also considers the recommendations of Dr. Barrett in determining stock award recommendations for the company’s other executive officers. In addition, the compensation committee makes awards at a level calculated to be competitive within XenoPort’s industry, and the compensation committee takes into account the stock award benchmarking data from the XenoPort peer group established by Frederic W. Cook & Co., Inc. XenoPort provides significant equity-based incentives for executive officers and other key employees to ensure that they are motivated over the long term to respond to XenoPort’s business challenges and opportunities as owners and not just as employees.

The company does not have any programs, plans or practices with respect to the timing of stock awards in coordination with the release of material nonpublic information. For non-officer employees, new hire stock awards are approved by the chief executive officer, and grants occur on the first practicable business day of the month following the employee’s applicable date of hire. For all stock awards granted to officers and all stock awards granted in connection with employee promotions, the board or compensation committee approves all such stock awards at regularly scheduled meetings of the board or compensation committee or by unanimous consents on or before the stock award grant date. Likewise, XenoPort does not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to its executive officers. With respect to annual incentive stock option grants for the company’s executive officers, the board generally grants stock awards to its executive officers at the first regularly-scheduled board meeting of each fiscal year.

Additional long-term equity incentives are provided through the company’s 2005 Employee Stock Purchase Plan in which all eligible employees, including executive officers, may allocate up to 15% of their base salary to purchase common stock of the company at a 15% discount to the market price, subject to specified limits.

Severance and Change-in-Control Benefits. XenoPort has entered into offer letters, employment agreements, severance arrangements and change of control agreements with designated officers providing for certain severance and change-in-control benefits, the terms of which are described in more detail below in the sections entitled “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change in Control.” XenoPort believes that these severance and change-in-control benefits are an important element of the company’s executive compensation and retention program, with particular importance in the context of a change in control. Change-in-control benefits, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change in control in order for the change-in-control benefits to become due. XenoPort believes that the events triggering payment, both a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the board’s belief that providing change-in-control benefits should eliminate, or at least reduce, the reluctance of the company’s executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of the company’s stockholders.

Other Benefits. XenoPort believes that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as the 401(k) plan (see the section entitled “Executive Compensation — Employment Agreements and Arrangements — 401(k) Plan”), medical, dental, vision, health and commuter subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the employee stock purchase plan, in each case generally on the same basis as other employees. XenoPort does not currently offer pension or other retirement benefits.

XenoPort provides executive officers with perquisites and benefits that XenoPort and the compensation committee believe are reasonable and consistent with what XenoPort’s peer group offers its executive officers and the compensation committee’s overall compensation philosophy to better enable XenoPort to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy. The primary additional benefits offered to the named executive officers during 2008 included the payment of relocation and housing expenses for Mr. Angotti and the forgiveness of accrued annual interest on an outstanding loan for Mr. Harris.

Compensation Actions for XenoPort’s Named Executive Officers for 2008 and 2009

XenoPort’s compensation actions for Dr. Barrett and the other named executive officers are summarized as follows:

Ronald W. Barrett, Ph.D. — Chief Executive Officer

The compensation committee used the approach described above in its recommending to the board Dr. Barrett’s base salary, annual bonus and long-term incentive compensation for fiscal 2008. In addition, the compensation committee considered the status of Dr. Barrett as the company’s most senior officer, reviewed reported cash and incentive compensation for chief executive officers of certain peer companies as described above and evaluated the role he plays in helping to achieve the company-wide performance objectives.

For fiscal 2008, Dr. Barrett’s base salary was set at $500,000, representing a 17.6% increase from his prior year’s base salary of $425,000. Beginning in 2006, based on a review of market comparable compensation for chief executive officers at companies represented in XenoPort’s peer group, it was determined that Dr. Barrett’s annual cash compensation was inconsistent with benchmark data. Thus, the increase in annual base salary for 2008 included a partial correction for Dr. Barrett’s below-market base salary relative to our representative industry group. The compensation committee also granted Dr. Barrett stock options to purchase 70,000 shares of common stock and restricted stock units covering 5,000 shares of common stock under the 2005 Equity Incentive

Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. Dr. Barrett had a 2008 target bonus of 60% of base salary, and he earned a bonus of $266,250 (paid out as 9,872 shares of common stock), representing a payout of 88.8% of target. The payout was based on an evaluation of Dr. Barrett’s overall leadership and management and was weighted heavily on corporate performance against objectives and the company’s achievements during the year and the compensation committee’s determination that the corporate weighted performance objectives under the annual cash bonus award program had been met at a level of 85%. The compensation committee further determined that Dr. Barrett had performed at a level of 100% of target with respect to his individual weighted performance objectives, including Dr. Barrett’s key role in the company’s successful completion of the Phase 3 clinical trial program for the company’s lead product candidate, XP13512, and the related filing of the new drug application with the U.S. Food and Drug Administration, the advancement of the company’s partnerships with GlaxoSmithKline and Astellas Pharma Inc., the completion of a $40 million registered direct financing and the strength of his leadership and strategies for the company’s long-term future.

For fiscal 2009, Dr. Barrett’s base salary was maintained at $500,000. In light of the current economic environment and consistent with the company’s efforts to preserve cash, rather than increase Dr. Barrett’s cash salary, the compensation committee recommended and the board granted Dr. Barrett stock options to purchase 110,000 shares of common stock under the 2005 Equity Incentive Plan to reflect the board of directors’ assessment of Dr. Barrett’s individual performance and on-going contributions to the company. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. In addition, Dr. Barrett’s target bonus under the company’s Corporate Bonus Plan for the 2009 performance period was set at 75% of base salary.

William G. Harris — Senior Vice President of Finance and Chief Financial Officer

For fiscal 2008, based on a review of market comparable compensation for similar officers at companies represented in XenoPort’s peer group, it was determined that Mr. Harris’ annual cash compensation was inconsistent with benchmark data, and Mr. Harris’ base salary was set at $315,000, representing an 11.1% increase from his 2007 base salary of $283,550. Mr. Harris received stock options to purchase 16,000 shares of common stock and restricted stock units covering 2,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. Mr. Harris’ had a 2008 target bonus of 30% of base salary, and he earned a bonus of $82,688 (paid out as 3,065 shares of common stock), representing a payout of 87.5% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Mr. Harris had performed at a level of 90% of target with respect to his individual weighted performance objectives.

For fiscal 2009, Mr. Harris’ base salary was set at $330,000, representing a 4.8% increase from his prior year’s base salary. Mr. Harris received stock options to purchase 28,000 shares of common stock and restricted stock units covering 4,000 shares under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. In addition, Mr. Harris’ target bonus under the company’s Corporate Bonus Plan for the 2009 performance period was set at 40% of base salary.

William J. Rieflin — President

For fiscal 2008, based on a review of market comparable compensation for similar officers at companies represented in XenoPort’s peer group, it was determined that Mr. Rieflin’s annual cash compensation was inconsistent with benchmark data, and Mr. Rieflin’s base salary was set at $375,000, representing a 9.5% increase from his 2007 base salary of $342,400. Mr. Rieflin received stock options to purchase 50,000 shares of common stock and restricted stock units covering 5,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. Mr. Rieflin had a 2008 target bonus of 45% of base salary, and he earned a bonus of $150,820 (paid out as 5,592 shares of common stock), representing a payout of 89.4% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Mr. Rieflin had performed at a level of 97.5% of target with respect to his individual weighted performance objectives.

For fiscal 2009, Mr. Rieflin’s base salary was set at $385,000, representing a 2.7% increase from his prior year’s base salary. Mr. Rieflin received stock options to purchase 80,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. In addition, Mr. Rieflin’s target bonus under the company’s Corporate Bonus Plan for the 2009 performance period was set at 60% of base salary.

Vincent J. Angotti — Senior Vice President, Chief Commercialization Officer

Mr. Angotti was appointed as XenoPort’s senior vice president, chief commercialization officer, effective as of May 1, 2008. Pursuant to the terms of his negotiated offer letter, Mr. Angotti’s annual starting base salary for 2008 was set at $375,000, he received a sign-on bonus of $50,000 and he is eligible for a retention bonus of $30,000 to be paid on the first anniversary of his employment start date. Mr. Angotti was granted: (i) incentive stock options to purchase 9,388 shares of common stock under the terms of the 2005 Equity Incentive Plan; (ii) a new employee inducement stock award consisting of nonqualified stock options to purchase 140,612 shares of common stock; and (iii) a new employee inducement stock award consisting of restricted stock units for 10,000 shares of common stock. The stock options have a ten-year term, have an exercise price equal to the fair market value of the company’s common stock on the date of grant and vest over four years, with 25% cliff vesting on the first anniversary of the grant date, and with the remainder vesting 1/48th per month thereafter. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. The inducement stock awards were granted outside of the 2005 Equity Incentive Plan, approved by the independent members of the board of directors and granted as an inducement material to Mr. Angotti’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). Pursuant to the terms of his offer letter, Mr. Angotti’s 2008 target bonus was set at 40% of base salary, and he earned a pro rated bonus of $49,816 (paid out as 1,847 shares of common stock), representing a payout of 85% of target, based entirely on the company’s performance against corporate objectives. The offer letter also provides that Mr. Angotti is entitled to: (i) approximately $200,000 in relocation assistance; (ii) reimbursement for the cost of reasonable temporary housing in the Bay Area and travel expenses until September 1, 2009 or the earlier sale or rental of his house in New Jersey; and (iii) additional housing assistance not to exceed $500,000 in connection with the purchase of a home in the Bay Area by Mr. Angotti. If Mr. Angotti voluntarily terminates his employment without good reason prior to May 1, 2009, he will return 100% of the sign-on bonus to XenoPort. If Mr. Angotti voluntarily terminates his employment without good reason prior to May 1, 2009, he will return 100% of the payments or reimbursements received related to the relocation and housing assistance, and if he voluntarily terminates his employment without good reason prior to May 1, 2010, he will return 50% of such payments or reimbursements. The compensation committee reviewed perquisites and other compensation paid to Mr. Angotti for 2008 and found these amounts to be reasonable.

For fiscal 2009, Mr. Angotti’s base salary was set at $384,000, representing a 2.4% increase from his prior year’s base salary. Mr. Angotti received stock options to purchase 28,000 shares of common stock and restricted stock units covering 4,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. In addition, Mr. Angotti’s target bonus under the company’s Corporate Bonus Plan for the 2009 performance period was maintained at 40% of base salary.

David R. Savello, Ph.D. — Senior Vice President of Development

For fiscal 2008, Dr. Savello’s base salary was set at $320,000, representing a 4.9% increase from his 2007 base salary of $305,000. Dr. Savello received stock options to purchase 16,000 shares of common stock and restricted stock units covering 2,000 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. Dr. Savello had a 2008 target bonus of 30% of base salary, and he earned a bonus of $81,600 (paid out as 3,025 shares of common stock), representing a payout of 85% of target, based on the company’s performance against corporate objectives and the compensation committee’s determination that Dr. Savello had performed at a level of 85% of target with respect to his individual weighted performance objectives.

For fiscal 2009, Dr. Savello’s base salary was set at $330,000, representing a 3.1% increase from his prior year’s base salary. Dr. Savello received stock options to purchase 24,500 shares of common stock and restricted stock units covering 3,500 shares of common stock under the 2005 Equity Incentive Plan. The options vest monthly over four years and have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. In addition, Dr. Savello’s target bonus under the company’s Corporate Bonus Plan for the 2009 performance period was set at 40% of base salary.

Accounting and Tax Considerations

Effective January 1, 2006, XenoPort adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Under SFAS 123R, XenoPort is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require the company to record cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986, or the Code, limits XenoPort to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Section 162(m) and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts adopted prior to the time a company becomes publicly held. As a result, the compensation committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1.0 million. Therefore, the compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to the company’s executive officers shall be designed to qualify as “performance-based compensation.” The compensation committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our company and the company’s stockholders.

Summary

The compensation committee believes that the executive leadership of XenoPort is a key element to its success and that the compensation package offered to executive officers is a key element in attracting and retaining the appropriate personnel. Through the compensation arrangements described above, a significant portion of XenoPort’s executive compensation program is contingent upon individual and company-wide performance, and realization of benefits by XenoPort’s executive officers is closely linked to increases in long-term stockholder value. XenoPort remains committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period. The compensation committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders. The compensation committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the compensation committee feels it is necessary and/or appropriate as a measure to motivate, retain and/or reward XenoPort’s executive officers.

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and three other most highly compensated executive officers at December 31, 2008. The individuals listed in the table below are referred to in this proxy statement as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Ronald W. Barrett, Ph.D.	2008	500,000	—		236,317	968,269	266,250	414	(4)	1,971,250
Chief Executive Officer	2007	425,000	—		183,089	497,160	270,938	414	(4)	1,376,601
	2006	350,000	—		—	306,742	183,750	414	(4)	840,906

William G. Harris	2008	315,000	—		48,576	315,597	82,688	5,404	(5)	767,265
Senior Vice President of Finance and Chief Financial Officer	2007	283,550	—		24,424	204,357	102,078	5,260	(6)	619,669
	2006	265,000	—		—	114,617	77,513	5,260	(6)	462,390

William J. Rieflin	2008	375,000	—		104,186	671,902	150,820	270	(4)	1,302,178
President	2007	342,400	—		42,733	339,792	178,870	270	(4)	904,065
	2006	320,000	—		—	218,762	115,200	270	(4)	654,232

Vincent J. Angotti (7)	2008	215,191	50,000	(8)	66,861	516,107	49,816	92,524	(9)	990,499
Senior Vice President, Chief Commercialization Officer

David R. Savello, Ph.D.	2008	320,000	—		152,086	494,301	81,600	1,188	(4)	1,049,175
Senior Vice President of Development	2007	283,412	—		136,190	405,274	108,885	94,666	(10)	1,028,427
	2006	126,000	—		—	423,494	35,910	52,899	(11)	638,303

(1)	The dollar amounts in this column represent the compensation cost for the years ended December 31, 2008 and 2007 of restricted stock unit awards granted in 2008 and 2007. XenoPort did not grant restricted stock unit awards under its 2005 Equity Incentive Plan prior to 2007. These amounts have been calculated in accordance with SFAS 123R.
(2)	The dollar amounts in this column represent the compensation cost for the years ended December 31, 2008, 2007 and 2006, of stock option awards granted in, and prior to, such fiscal years. These amounts have been calculated in accordance with SFAS 123R using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC.
(3)

Represents cash award amounts for achievement of certain corporate and individual goals pursuant to the XenoPort, Inc. Corporate Bonus Plan. Until 2009, the company paid all annual bonus awards under the Corporate Bonus Plan in the form of cash payments. In January 2009, the board approved, upon the recommendation of the compensation committee, the cash bonus awards under the Corporate Bonus Plan for the 2008 performance period for our executive officers. However, in light of the current economic environment and consistent with our efforts to preserve cash, the board also approved, upon the recommendation of the compensation committee, and our executives agreed, that such bonus awards under the Corporate Bonus Plan for the 2008 performance period would be paid in restricted stock units pursuant to our 2005 Equity Incentive Plan and not in cash. The restricted stock units granted in lieu of cash bonus payments were immediately vested, settled in stock, and were granted at $26.97 per share based on the closing trading price of the company’s common stock on The Nasdaq Global Select Market on the date of grant, rounded down to the nearest whole share (no fractional shares were issued). See also footnote (1) to the 2008 Grants of Plan-Based Awards Table below.

(4)	Represents life insurance premiums paid by XenoPort.
(5)	Consists of $4,990 for the forgiveness of accrued interest of a loan in principal amount of $100,000 and $414 in life insurance premiums paid by XenoPort.
(6)	Consists of $4,990 for the forgiveness of accrued interest of a loan in principal amount of $100,000 and $270 in life insurance premiums paid by XenoPort.
(7)	Mr. Angotti joined XenoPort as senior vice president, chief commercialization officer in May 2008. From May 1, 2008 to June 14, 2008, Mr. Angotti devoted 50% of his business time to the company, during which time he received 50% of his full base salary and 50% of vesting of stock options and restricted stock units. From June 14, 2008 to September 2, 2008, Mr. Angotti was on an unpaid leave of absence from the company, during which time he received no salary or vesting of stock options and restricted stock units.
(8)	Represents a sign-on cash bonus. In the event Mr. Angotti voluntarily terminates his employment without good reason prior to May 1, 2009, he will return 100% of the sign-on bonus to XenoPort.
(9)	Consists of $92,427 for relocation and housing expenses and $97 in life insurance premiums paid by XenoPort.
(10)	Consists of $93,527 for relocation and housing expenses and $1,139 in life insurance premiums paid by XenoPort.
(11)	Consists of $15,711 for commuting expenses, $36,000 for housing expenses and $1,188 in life insurance premiums paid by XenoPort.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2008:

2008 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)
Ronald W. Barrett, Ph.D.	—	300,000	450,000	—		—		—	—
	1/30/08	—	—	—		70,000		59.17	2,123,380
	1/30/08	—	—	5,000		—		—	295,850

William G. Harris	—	94,500	141,750	—		—		—	—
	1/30/08	—	—	—		16,000		59.17	485,344
	1/30/08	—	—	2,000		—		—	118,340

William J. Rieflin	—	168,750	253,125	—		—		—	—
	1/30/08	—	—	—		50,000		59.17	1,516,700
	1/30/08	—	—	5,000		—		—	295,850

Vincent J. Angotti	—	58,500	87,750	—		—		—	—
	5/1/08	—	—	—		9,388		42.59	205,757
	5/1/08	—	—	—		140,612	(5)	42.59	3,081,793
	5/1/08	—	—	10,000	(6)	—		—	425,900

David R. Savello, Ph.D.	—	96,000	144,000	—		—		—	—
	1/30/08	—	—	—		16,000		59.17	204,195
	1/30/08	—	—	2,000		—		—	40,013

(1)	The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2008 pursuant to the XenoPort, Inc. Corporate Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2008 for each named executive officer is set forth in the Summary Compensation Table above. As described in footnote (3) to the Summary Compensation Table, fully vested restricted stock units, settled in shares of common stock, were granted in lieu of cash bonus payments, and were granted at $26.97 per share based on the closing trading price of the company’s common stock on The Nasdaq Global Select Market on the date of grant, rounded down to the nearest whole share (no fractional shares were issued). The XenoPort, Inc. Corporate Bonus Plan requires that the company achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. Target amounts represent 60% of 2008 base salary for Dr. Barrett; 45% of 2008 base salary for Mr. Rieflin; 40% of 2008 base salary for Mr. Angotti; and 30% of 2008 base salary for each of Mr. Harris and Dr. Savello. Maximum amounts represent 90% of 2008 base salary for Dr. Barrett; 67.5% of 2008 base salary for Mr. Rieflin; 60% of 2008 base salary for Mr. Angotti; and 45% of 2008 base salary for each of Mr. Harris and Dr. Savello. For a description of XenoPort’s annual cash bonus award program, see “Compensation Discussion and Analysis — Executive Compensation Program — Corporate Bonus Plan.”
(2)	Restricted stock units, except for those granted to Mr. Angotti, were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(3)	Stock options, except for the stock option granted to Mr. Angotti and described in footnote (5) below, were granted under our 2005 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(4)	Represents the grant date fair value of such stock option award or restricted stock unit award as determined in accordance with SFAS 123R. Stock options are valued using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC.
(5)	Granted pursuant to a new hire option agreement outside of the 2005 Equity Incentive Plan as an inducement material to Mr. Angotti’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), and described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(6)	Granted pursuant to a new hire stock unit award agreement outside of the 2005 Equity Incentive Plan as an inducement material to Mr. Angotti’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), and described in the Outstanding Equity Awards at Fiscal Year-End Table below.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Chief Executive Officer Letter Agreement

In July 1999, we extended an offer to Ronald W. Barrett, Ph.D. to become our chief scientific officer and a member of our board of directors. Dr. Barrett has been our chief executive officer since September 2001. Dr. Barrett’s employment is at-will, and either we or Dr. Barrett may terminate his employment at any time for any reason. Pursuant to the terms of the offer letter, Dr. Barrett’s annual base salary was initially set at $146,250, increased to $195,000 upon completion of the company’s series A preferred stock financing and subject to annual review thereafter. Dr. Barrett purchased 133,333 shares of our common stock at a purchase price of $0.015 per share, payable by the assignment of technology to the company, pursuant to a restricted stock purchase agreement. Such shares vested over a period of four years. In addition, Dr. Barrett was granted an option to purchase that number of shares of our common stock equal to 0.75% of the fully-diluted capitalization of the company following the company’s series A preferred stock financing. However, after the completion of the series A financing, the company repurchased 10,037 shares from Dr. Barrett in connection with the company’s restructuring of common stock ownership. The terms of the offer letter also provide for the provision of standard employee benefits.

Chief Financial Officer Letter Agreement

In May 2001, we extended an offer to William G. Harris to become our senior vice president of finance and chief financial officer. Mr. Harris’ employment is at-will, and either we or Mr. Harris may terminate his employment at any time for any reason. Pursuant to the terms of the offer letter, Mr. Harris’ annual base salary was initially set at $225,000, subject to annual review, and he received a $10,000 sign-on bonus. Mr. Harris purchased 83,333 shares of our common stock at a purchase price of $1.50 per share pursuant to a restricted stock purchase agreement, and such shares have fully vested. Pursuant to the terms of the offer letter, we loaned $125,000 to Mr. Harris under a non-recourse promissory note, which was secured by an aggregate 83,333 shares of our common stock owned by Mr. Harris, in connection with Mr. Harris’ exercise of stock purchase rights. In November 2006, Mr. Harris repaid the $152,140 balance on the loan, which balance included accrued interest. In addition, pursuant to the terms of the offer letter, Mr. Harris entered into a full-recourse promissory note for $100,000 in May 2002, secured by a deed of trust on Mr. Harris’ residence. The loan has a seven-year term from issuance, bears interest at an annual rate of 4.99% and interest is forgiven on an annual basis. The terms of the offer letter also provide for the provision of standard employee benefits.

President Employment Agreement

In June 2004, we entered into an employment agreement with William J. Rieflin, our president. Mr. Rieflin’s employment is at-will, and either we or Mr. Rieflin may terminate his employment at any time for any reason. Pursuant to the agreement, Mr. Rieflin’s annual base salary was initially set at $275,000, subject to annual review, and he is eligible to earn an annual performance bonus under our corporate bonus plan, which was initially set at 25% of base salary, based on the achievement of corporate and individual goals. The agreement also provides for the provision of standard employee benefits. Mr. Rieflin was granted an option to purchase 49,999 shares of our common stock at an exercise price of $2.70 per share, and such option has fully vested. In addition, Mr. Rieflin was granted an option to purchase 66,666 shares of our common stock at an exercise price of $2.70 per share, and such option has fully vested. Pursuant to the terms of the employment agreement, we entered into a full recourse promissory note with Mr. Rieflin in the amount of $315,000 in connection with Mr. Rieflin’s election to early exercise the stock options granted to him under his employment agreement. Mr. Rieflin repaid the loan in its entirety on January 18, 2005.

Pursuant to the terms of the employment agreement, on September 20, 2004, Mr. Rieflin purchased 33,333 shares of our common stock at a purchase price of $0.006 per share pursuant to a restricted stock purchase agreement. In addition, Mr. Rieflin received a tax gross-up cash payment for federal and state income tax liabilities associated with this restricted stock purchase. Pursuant to the terms of the employment agreement, on September 20, 2004, Mr. Rieflin also purchased 116,666 shares of our common stock at a purchase price of $0.006 per share pursuant to a second restricted stock purchase agreement, and such shares have fully vested.

In November 2007, we amended and restated Mr. Rieflin’s employment agreement to make it compliant with Section 409A of the Code and the final regulations thereunder.

Senior Vice President Letter Agreements

In May 2008, we extended an offer to Vincent J. Angotti to become our senior vice president, chief commercialization officer. Mr. Angotti’s employment is at-will, and either we or Mr. Angotti may terminate his employment at any time for any reason. Pursuant to the terms of his offer letter, Mr. Angotti’s annual base salary was initially set at $375,000, subject to annual renewal, and he is eligible to earn an annual performance bonus under our corporate bonus plan, which was initially set at 40% of base salary, based on the achievement of corporate goals for 2008 and based on the achievement of both corporate goals and individual goals thereafter. Mr. Angotti was granted: (i) incentive stock options to purchase 9,388 shares of common stock under the terms of the 2005 Equity Incentive Plan; (ii) a new employee inducement stock award consisting of nonqualified stock options to purchase 140,612 shares of common stock; and (iii) a new employee inducement stock award consisting of restricted stock units for 10,000 shares of common stock. The stock options have a ten-year term, have an exercise price equal to the fair market value of the company’s common stock on the date of grant and vest over four years, with 25% cliff vesting on the first anniversary of the grant date and 1/48th of the shares subject to the options vesting monthly thereafter. The restricted stock units vest annually over a four-year period, with 25% vesting on each anniversary of the grant date. The inducement stock awards were granted outside of the 2005 Equity Incentive Plan, approved by the independent members of the board of directors and granted as an inducement material to Mr. Angotti’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). Mr. Angotti received a sign-on bonus of $50,000 and he is eligible for a retention bonus of $30,000 to be paid on the first anniversary of his employment start date. The offer letter also provides that Mr. Angotti is entitled to: (i) approximately $200,000 in relocation assistance; (ii) reimbursement for the cost of reasonable temporary housing in the Bay Area and travel expenses until September 1, 2009 or the earlier sale or rental of his house in New Jersey; and (iii) additional housing assistance not to exceed $500,000 in connection with the purchase of a home in the Bay Area by Mr. Angotti. If Mr. Angotti voluntarily terminates his employment without good reason prior to May 1, 2009, he will return 100% of the sign-on bonus to us. If Mr. Angotti voluntarily terminates his employment without good reason prior to May 1, 2009, he will return 100% of the payments or reimbursements received related to the relocation and housing assistance, and if he voluntarily terminates his employment without good reason prior to May 1, 2010, he will return 50% of such payments or reimbursements.

Pursuant to the terms of the offer letter, subject to certain conditions, including the execution of a separation and release agreement in a form acceptable to the company, if Mr. Angotti’s employment is terminated by us without cause or he terminates his employment with good reason prior to May 1, 2010, then Mr. Angotti would be entitled to receive continued payment of his base salary and reimbursement for continued healthcare coverage for up to 12 months. The terms of the offer letter also provide for the provision of standard employee benefits.

In August 2005, we extended an offer to David R. Savello, Ph.D. for a part-time position with respect to regulatory affairs. Dr. Savello has been our senior vice president of development since February 2007. Dr. Savello’s employment is at-will, and either we or Dr. Savello may terminate his employment at any time for any reason. Pursuant to the terms of the offer letter, Dr. Savello’s annual base salary was initially set at $120,000, subject to annual review, and he was eligible to earn an annual performance bonus under our corporate bonus plan as determined by our board of directors. Dr. Savello was granted two separate options to purchase 40,000 shares of our common stock at an exercise price of $13.42 per share. One of the options vests monthly over a four-year period. The second option vests in full on the fourth anniversary of the option grant date, subject to certain accelerated vesting terms based upon the achievement of certain corporate performance goals and objectives. The terms of the offer letter also provide for the provision of standard employee benefits.

Change of Control Arrangements

We have entered into change of control agreements with designated officers, including: Drs. Barrett and Savello and Messrs. Angotti, Harris and Rieflin. Pursuant to the terms of the agreements, if the named executive officer’s employment is terminated without cause or terminated by the named executive officer for good reason within the 12 months following a change of control of the company, then the named executive officer shall be entitled to the following benefits:

•	acceleration of vesting of all of the named executive officer’s outstanding unvested options to purchase common stock and restricted stock units;

•	continued payment of the named executive officer’s base salary for six months for Dr. Savello and 12 months for Dr. Barrett and Messrs. Angotti, Harris and Rieflin;

•	continued payment of the named executive officer’s housing assistance benefits, if any, for 12 months for Mr. Angotti; and

•	reimbursement for six months of continued healthcare coverage for Dr. Savello and 12 months of continued healthcare coverage for Dr. Barrett and Messrs. Angotti, Harris and Rieflin.

In addition, if any benefits that the named executive officer is entitled to receive under his agreement constitute parachute payments under Section 280G of the Code and are subject to the related excise tax, then the benefits will be reduced so that they are not subject to the excise tax; provided, however, that such reduction will occur only if it does not result in a 10% or greater reduction in the amount of benefits for the named executive officer. If such reduction would result in a 10% or greater reduction in the amount of benefits for the named executive officer, then the benefits will not be reduced and the named executive officer will receive an additional tax gross-up payment with respect to federal and state excise tax obligations; provided, however, that such gross-up payments will not exceed $10,000,000 for Dr. Barrett, $5,000,000 for Mr. Rieflin and $3,000,000 for each of Mr. Angotti, Mr. Harris and Dr. Savello.

For purposes of the change of control agreements, a change of control includes our merger, consolidation or reorganization after which our stockholders own 50% or less of the surviving corporation, our liquidation or a sale of all or substantially all of our assets.

Our 1999 Stock Plan provides that in the event of specified change of control transactions, including a merger with or into another corporation or the sale of substantially all of our assets, all outstanding options under the plan may be either assumed or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such change of control transaction.

Our 2005 Equity Incentive Plan provides that, in the event of certain significant corporate transactions, all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. In addition, our board of directors has adopted and approved forms of a stock option agreement and a stock unit award agreement under our 2005 Equity Incentive Plan that provide that all shares subject to each stock option award or stock unit award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a specified change in control transaction, including a merger with or into another corporation or the sale of substantially all of our assets.

Stock Awards

We currently grant stock awards to executive officers under our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was established to provide XenoPort employees with an opportunity to participate in XenoPort’s long-term performance. Except with respect to stock awards granted to our chief executive officer, our board of directors has delegated its authority to administer the 2005 Equity Incentive Plan to our compensation committee, referred to as the plan administrator. We also have granted new employee inducement stock awards, approved by the independent members of the board of directors, outside of the 2005 Equity Incentive Plan to new executive officers as an inducement material to such executive officer’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The terms of the new employee inducement stock awards are consistent with those granted under the 2005 Equity Incentive Plan. The following is a description of permissible terms of stock awards under the 2005 Equity Incentive Plan and new employee inducement stock awards:

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Stock Option Exercise Price. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. Options granted under the 2005 Equity Incentive Plan vest at the rate specified by the plan administrator.

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Stock Option Term. Generally, the plan administrator determines the term of stock options granted under the 2005 Equity Incentive Plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability, death or following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. If an optionee’s relationship with us, or any of our affiliates, ceases within 12 months following a specified change in control transaction, the optionee may exercise any vested options for a period of 12 months following the effective date of such a transaction. In no event, however, may an option be exercised beyond the expiration of its term.

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Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash or check; (2) a broker-assisted cashless exercise; (3) the tender of common stock previously owned by the optionee; (4) a net exercise of the option; (5) a deferred payment arrangement; and (6) other legal consideration approved by the plan administrator.

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Stock Unit Awards. Acceptable consideration to be paid, if any, for each share of common stock subject to a restricted stock unit may be paid in any form of legal consideration as determined by the plan administrator. A stock unit award may be settled by the delivery of shares of common stock, or their cash equivalent or any other form of consideration as determined by the plan administrator. The plan administrator may impose vesting restrictions or conditions on the stock unit awards as it deems appropriate.

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Stock Award Transfer. Unless the plan administrator provides otherwise, stock awards generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

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Corporate Transactions. In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (1) the value of the property that the optionee would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

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Changes in Control. Our board of directors has adopted and approved forms of stock option and stock unit agreements under the plan that provide that all shares subject to each stock award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change in control transaction.

Prior to June 2005, we granted options under our 1999 Stock Plan. The 1999 Stock Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 1999 Stock Plan has terminated, all outstanding options will continue to be governed by their existing terms.

We have also granted new employee inducement stock awards, approved by the independent members of the board of directors, outside of the 2005 Equity Incentive Plan to new executive officers as an inducement material to such executive officer’s employment with the company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The terms of the new employee inducement stock awards are consistent with those granted under the 2005 Equity Incentive Plan and described above, except that only nonstatutory stock options are granted as new employee inducement stock options.

Corporate Bonus Plan — Annual Cash Bonus Awards

XenoPort maintains an annual cash bonus award program to reward executive officers and other employees for attaining company-wide and individual performance objectives. For more information regarding our annual cash bonus award program, see “Compensation Discussion and Analysis — Executive Compensation Program — Corporate Bonus Plan.”

401(k) Plan

Our employees, including executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $15,500 in 2008. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any contributions to the plan on behalf of participating employees.

Additional Benefits

Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as medical, dental, vision, health and community subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the employee stock purchase plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of December 31, 2008.

Outstanding Equity Awards At December 31, 2008 Table

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised, Unvested Options/ Subject to Company’s Right of Repurchase (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Award Grant Date
Ronald W. Barrett, Ph.D.	(1)	33,333	—	—	$1.80	01/23/2013	—	—	01/23/2003
	(2)	33,332	—	—	$2.70	10/01/2013	—	—	10/01/2003
	(3)	66,666	—	—	$2.70	03/31/2014	—	—	03/31/2004
	(3)	66,666	—	2,223	$6.00	01/04/2015	—	—	01/04/2005
	(4)	54,687	20,313	—	$15.00	01/31/2016	—	—	01/31/2006
	(4)	35,937	39,063	—	$23.96	01/30/2017	—	—	01/30/2007
	(5)	—	—	—	—	—	18,750	$470,250	01/30/2007
	(4)	16,041	53,959	—	$59.17	01/30/2018	—	—	01/30/2008
	(6)	—	—	—	—	—	5,000	$125,400	01/30/2008

William G. Harris	(7)	15,000	—	—	$1.80	01/23/2013	—	—	01/23/2003
	(3)	10,000	—	—	$2.70	10/01/2013	—	—	10/01/2003
	(3)	16,666	—	—	$2.70	03/31/2014	—	—	03/31/2004
	(3)	16,666	—	556	$6.00	01/04/2015	—	—	01/04/2005
	(4)	27,343	10,157	—	$15.00	01/31/2016	—	—	01/31/2006
	(4)	14,375	15,625	—	$23.96	01/30/2017	—	—	01/30/2007
	(5)	—	—	—	—	—	2,501	$62,725	01/30/2007
	(4)	3,666	12,334	—	$59.17	01/30/2018	—	—	01/30/2008
	(6)	—	—	—	—	—	2,000	$50,160	01/30/2008

William J. Rieflin	(4)	17,571	13,542	—	$15.00	01/31/2016	—	—	01/31/2006
	(4)	25,156	27,344	—	$23.96	01/30/2017	—	—	01/30/2007
	(5)	—	—	—	—	—	4,376	$109,750	01/30/2007
	(4)	11,458	38,542	—	$59.17	01/30/2018	—	—	01/30/2008
	(6)	—	—	—	—	—	5,000	$125,400	01/30/2008

Vincent J. Angotti	(8)	—	9,388	—	$42.59	05/01/2018	—	—	05/01/2008
	(9)	—	140,612	—	$42.59	05/01/2018	—	—	05/01/2008
	(10)	—	—	—	—	—	10,000	$250,800	05/01/2008

David R. Savello, Ph.D.	(4)	14,478	7,500	—	$13.42	09/08/2015	—	—	09/08/2005
	(11)	18,569	8,000	—	$13.42	09/08/2015	—	—	09/08/2005
	(4)	3,645	1,355	—	$15.00	01/31/2016	—	—	01/31/2006
	(4)	7,187	7,813	—	$23.96	01/30/2017	—	—	01/30/2007
	(4)	27,500	32,500	—	$27.91	02/16/2017	—	—	02/16/2007
	(5)	—	—	—	—	—	1,252	$31,400	01/30/2007
	(5)	—	—	—	—	—	11,250	$282,150	02/16/2007
	(4)	3,666	12,334	—	$59.17	01/30/2018	—	—	01/30/2008
	(6)	—	—	—	—	—	2,000	$50,160	01/30/2008

(1)	The stock option was granted pursuant to our 1999 Stock Plan and is exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. An aggregate 19,813 shares vested monthly from March 1, 2006 to July 1, 2006, and an aggregate 13,520 shares vested monthly from August 1, 2006 to January 1, 2007.
(2)	The stock option was granted pursuant to our 1999 Stock Plan and is exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. 1,722 shares vested on August 1, 2006; an aggregate 8,610 shares vested monthly from September 1, 2006 to January 1, 2007; and an aggregate 23,000 shares vested monthly from February 1, 2007 to July 1, 2007.

(3)	The stock option was granted pursuant to our 1999 Stock Plan and is exercisable in full from the time of grant, subject to a right of repurchase by the company that lapses over the vesting schedule. The option vested or vests, as the case may be, monthly over a four-year period from the date of grant. Upon option exercise, unvested shares remain subject to a right of repurchase by the company that lapses over the vesting schedule.
(4)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vested or vests, as the case may be, monthly over a four-year period from the date of grant.
(5)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 25% of the number of shares subject to the original grant vesting on each of the first and second anniversaries of the grant date and 50% vesting on the third anniversary of the grant date. The first year of vesting of each grant occurred during 2008; therefore the number of shares of stock awards reflected is 75% of the number of shares subject to the original grant. The market value of the stock award is based on the closing stock price of $25.08 per share for our common stock as reported on Nasdaq on December 31, 2008.
(6)	The restricted stock unit award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% of the restricted stock unit vesting on each anniversary of the grant date. The market value of the stock award is based on the closing stock price of $25.08 per share for our common stock as reported on Nasdaq on December 31, 2008.
(7)	The stock option was granted pursuant to our 1999 Stock Plan and is exercisable in full from the time of grant, subject to a right of repurchase by the company that lapsed over the vesting schedule. The option vested monthly from July 1, 2005 to April 1, 2006.
(8)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(9)	The stock option was granted as a new employee inducement stock option outside of the 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(10)	The restricted stock unit award was granted as a new employee inducement stock unit award outside of the 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% vesting on each anniversary of the grant date. The market value of the stock award is based on the closing stock price of $25.08 per share for our common stock as reported on Nasdaq on December 31, 2008.
(11)	The stock option was granted pursuant to our 2005 Equity Incentive Plan. Of the original grant covering 40,000 shares, 32,000 shares vested upon the achievement of certain corporate milestones and the remaining 8,000 shares vest on the earlier of the fourth anniversary of the grant date and the achievement of additional corporate milestones.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth certain information regarding option exercises and the vesting of restricted stock units held by our named executive officers during the fiscal year ended December 31, 2008. The value realized was determined without considering any taxes that may have been owed.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald W. Barrett, Ph.D.	—	—	6,250	$337,250
William G. Harris	—	—	834	$45,003
William J. Rieflin	18,887	$367,163	1,459	$78,728
Vincent J. Angotti	—	—	—	—
David R. Savello, Ph.D.	6,830	$332,894	4,168	$224,905

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

See “Employment Agreements and Arrangements” above for a description of the severance and change of control arrangements for each of the named executive officers. The amount of potential compensation and benefits payable to each named executive officer in various termination and change in control, or CIC, situations has been estimated in the table below and assumes that the event occurred on December 31, 2008, the last business day of XenoPort’s last fiscal year.

Named Executive Officer/Termination Event	Base Salary Continuation ($)	Continuation of Medical Benefits ($)	Continuation of Housing Benefits ($)	Acceleration of Vesting of Stock Awards ($)(1)	Total Termination Benefits ($)
Ronald W. Barrett, Ph.D.
• CIC: Involuntary termination without cause or voluntary termination for good reason within 12 months of CIC event	$500,000	$26,089	—	$886,570	$1,422,659	(2)

William G. Harris
• CIC: Involuntary termination without cause or voluntary termination for good reason within 12 months of CIC event	$315,000	$21,968	—	$243,376	$590,344	(2)

William J. Rieflin
• CIC: Involuntary termination without cause or voluntary termination for good reason within 12 months of CIC event	$375,000	$20,357	—	$402,279	$807,636	(2)

Vincent J. Angotti
• In the absence of a CIC: Involuntary termination without cause or voluntary termination for good reason prior to May 1, 2010	$375,000	$21,968	—	—	$396,968
• CIC: Involuntary termination without cause or voluntary termination for good reason within 12 months of CIC event	$375,000	$21,968	$57,600	$250,800	$715,368	(2)

David R. Savello, Ph.D.
• CIC: Involuntary termination without cause or voluntary termination for good reason within 12 months of CIC event	$160,000	$10,179	—	$566,849	$747,028	(2)

(1)	The value of stock unit vesting acceleration, stock option vesting acceleration or the acceleration of lapsing of the company’s right of repurchase, as the case may be, is based on the closing stock price of $25.08 per share for our common stock as reported on Nasdaq on December 31, 2008, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.
(2)

Includes an estimated $10,000 in fees and expenses for the services of a nationally recognized accounting firm in connection with the determination of excise taxes and the calculation of tax gross-up payments for each of our named executive officers, assuming a change of control event on December 31, 2008. We have entered into change of control agreements with each of our named executive officers, which provide that if any benefits that the named executive officer is entitled to receive under his agreement constitute parachute payments under Section 280G of the Code and are subject to the related excise tax, then the benefits will be reduced so that they are not subject to the excise tax; provided, however, that such reduction will occur only if it does not result in a 10% or greater reduction in the amount of benefits for the named executive officer. If such reduction would result in a 10% or greater reduction in the amount of benefits for the named executive officer, then the benefits will not be reduced and the named executive officer will receive an additional tax gross-up payment with respect to federal and state excise tax obligations; provided, however, that such gross-up payments will not exceed $10,000,000 for Dr. Barrett, $5,000,000 for Mr. Rieflin and $3,000,000 for each of Mr. Angotti, Mr. Harris and Dr. Stamler. The change of control agreements with our named executive officers provide that all determinations regarding applicable excise taxes and all calculations regarding applicable tax gross-up payments shall be made by a nationally recognized accounting firm and we shall pay all fees and expenses of the accounting firm for such services. Assuming a change of control event on December 31, 2008, we do not believe any of our named executive officers would be eligible for tax gross-up payments in that instance.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and options to purchase shares of our common stock for their services as members of our board in accordance with the levels approved by our board of directors upon recommendation by our nominating and corporate governance committee. Directors who are also employees do not receive any fees or equity compensation for service on the board. Dr. Barrett is our only employee director. Our nominating and corporate governance committee periodically reviews the compensation paid to non-employee directors for their service on our board and committees to ensure such compensation properly reflects the responsibilities and risks in being a director, chairperson and/or committee member and will recommend any changes considered appropriate to the full board for approval.

CASH COMPENSATION

Pursuant to our current compensation program for non-employee directors, each member of our board of directors who is not our employee currently receives the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board member (paid as a quarterly retainer);

•	$10,000 per year for service as lead independent director of the board (paid as a quarterly retainer);

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$10,000 per year for service as chairperson of the audit committee, $5,000 per year for service as chairperson of the compensation committee and $5,000 per year for service as chairperson of the nominating and corporate governance committee (each paid as a quarterly retainer); and

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$2,000 for each board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $2,000 for each audit committee meeting attended in person (or by video or telephone conference), $500 for each compensation committee meeting attended in person (or by video or telephone conference) and $500 for each nominating and corporate governance committee meeting attended in person (or by video or telephone conference).

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

EQUITY COMPENSATION

Each non-employee director is eligible to receive automatic grants of stock options to purchase shares of our common stock under our 2005 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. Pursuant to the terms of the Directors’ Plan, all individuals who first become a non-employee director after the closing of our initial public offering receive a one-time initial option to purchase up to 25,000 shares of our common stock. Such initial option grants vest in a series of four successive equal annual installments on the first through fourth anniversaries of the non-employee director’s date of election or appointment to our board. In addition, any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders shall receive an option to purchase up to 10,000 shares of our common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under our Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under our Directors’ Plan is equal to 100% of the fair market value of our common stock subject to the option on the grant date. As long as the optionee continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of 12 months following the cessation of service. All stock options granted under our Directors’ Plan have a term of ten years.

The following table sets forth certain information with respect to the compensation of all non-employee directors of the company for the fiscal year ended December 31, 2008.

Director Compensation for Fiscal 2008 Table

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)(4)	Total ($)
Paul L. Berns	$40,000	$273,941	$313,941
John G. Freund, M.D.	$47,818	$239,600	$287,418
Catherine J. Friedman	$43,500	$278,797	$322,297
Jeryl L. Hilleman	$50,000	$244,728	$294,728
Per G.H. Lofberg (5)	$13,424	$119,172	$132,596
Kenneth J. Nussbacher	$41,723	$239,600	$281,323
Gary D. Tollefson, M.D., Ph.D. (6)	$30,000	$270,862	$300,862
Wendell Wierenga, Ph.D.	$34,500	$239,600	$274,100

(1)	Ronald W. Barrett, the company’s chief executive officer, is not included in this table as he is an employee of the company and receives no compensation for service as a director. The compensation received by Dr. Barrett as an employee of the company is shown in the Summary Compensation Table.
(2)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2008 of stock option awards granted in, and prior to, 2008. These amounts have been calculated in accordance with SFAS 123R using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC.
(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2008 was as follows: 42,500 shares for Mr. Berns; 40,000 shares for Dr. Freund; 35,000 shares for Ms. Friedman; 56,666 shares for Ms. Hilleman; 25,000 shares for Mr. Lofberg; 40,000 shares for Mr. Nussbacher; 55,000 shares for Dr. Tollefson; and 40,000 shares for Dr. Wierenga.
(4)	The grant date fair value, as determined in accordance with SFAS 123R, of the stock option awards granted during the year ended December 31, 2008 for each director listed in the table above except for Mr. Lofberg was $206,974. The grant date fair value of Mr. Lofberg’s initial option grant upon being appointed to the board was $542,355.
(5)	Mr. Lofberg was appointed to the board on July 30, 2008.
(6)	Dr. Tollefson served as a member of the board until March 31, 2009.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR REVIEW OF RELATED-PARTY TRANSACTIONS

Pursuant to the requirements set forth in the applicable Nasdaq listing standards and as set forth in the written charter of the audit committee of our board of directors, the audit committee is charged with reviewing and providing oversight of all related-party transactions for potential conflict-of-interest situations and is also responsible for approving such related-party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our officers, directors and employees are required to report to the compliance officer under the Code of Business Conduct and Ethics any such related-party transaction. In approving or rejecting a proposed related-party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to XenoPort, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. The audit committee will approve only those related-party transactions that, in light of the known circumstances, are in, or are not inconsistent with, the best interests of XenoPort, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Indemnification Agreements

Our bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents as set forth in Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or executive officer in connection with certain legal proceedings. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Indebtedness of Management

On December 20, 2001, we loaned $150,000 to Kenneth C. Cundy, Ph.D., under a full-recourse promissory note, which was secured by a deed of trust. This loan bore interest at an annual rate of 4.13%. So long as Dr. Cundy remained employed with us, on each anniversary of the date of this note we automatically forgave all interest then accrued pursuant to the terms of the note. The loan was made in connection with the purchase of a primary residence. Dr. Cundy repaid the $150,000 principal balance on the loan on December 20, 2008.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XenoPort stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to XenoPort, Inc., Attention: Investor Relations, at 3410 Central Expressway, Santa Clara, California 95051 or contact XenoPort’s Investor Relations at (408) 616-7200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gianna M. Bosko

Secretary

April 9, 2009

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: XenoPort, Inc., Secretary, 3410 Central Expressway, Santa Clara, California 95051.

FORM OF PROXY CARD

FORM OF PROXY CARD

PROXY

XENOPORT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2009

The undersigned hereby appoints Ronald W. Barrett, Gianna M. Bosko and William J. Rieflin, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of XenoPort, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of XenoPort, Inc. to be held at the company’s offices located at 3410 Central Expressway, Santa Clara, California 95051 on Thursday, May 7, 2009, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

PROPOSAL 1: To elect two Class I directors to hold office until the 2012 Annual Meeting of Stockholders

Nominees:

01 Catherine J. Friedman

02 Per G.H. Lofberg

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 2: To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Please mark your votes as indicated in this example

FOR

AGAINST

ABSTAIN

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Mark Here for Address Change or Comments

SEE REVERSE

Will Attend Meeting

YES

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on May 6, 2009

XENOPORT, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

The Proxy Statement and the Annual Report to Stockholders are available at: www.proxydocs.com/xnpt

INTERNET

http://www.proxyvoting.com/xnpt

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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